Exhibit 99.1

Popeyes Louisiana Kitchen, Inc. Reports Results for Third Quarter 2015;

Increases Fiscal Year 2015 Same-Store Sales and EPS Guidance

ATLANTA - November 11, 2015 - Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal third quarter of 2015, which ended October 4, 2015. The Company also announced increased same-store sales and earnings guidance for fiscal 2015.

“We are pleased to report another quarter of strong sales and earnings. Our combination of innovative menu offerings, media, and messaging delivered global same-store sales of 6.0% and continued market share gains. Going forward, increasing cash flows give us the opportunity to invest in key organic growth strategies, including people initiatives, technology and international expansion. We believe the execution of these strategies will help ensure strong, sustainable financial performance for all of our stakeholders. The Board approved a $200 million dollar share repurchase authorization to replace the current authorization,” commented Cheryl Bachelder, Popeyes Chief Executive Officer.

Third Quarter Highlights:

We accomplished the following results in the third quarter 2015, principally as a result of continued disciplined execution against our business strategies:

•

Reported net income was $10.6 million, or $0.46 per diluted share, compared to $9.8 million, or $0.42 per diluted share in the third quarter 2014. Adjusted earnings per diluted share were $0.47, compared to $0.42 in 2014, representing an increase of 11.9%.

•

Global same-store sales increased 6.0% in 2015 compared to a 7.3% increase in 2014 for a two-year compounded growth rate of 13.7%. This positive sales growth reflects Popeyes’ continued menu innovation, supported by compelling advertising and strengthened restaurant execution.

•	Total domestic same-store sales increased 5.6%, compared to a 7.2% increase last year, for a two-year compounded growth rate of 13.2%.

•	International same-store sales increased 9.1%, compared to 8.3% last year.

•	Total system-wide sales increased by 11.7% in the third quarter 2015 as a result of same-store sales performance and net unit growth of the system.

•	Popeyes’ domestic same-store sales have outpaced the chicken-QSR segment for 30 consecutive quarters and overall QSR for 16 consecutive quarters, according to independent data.

•	Popeyes has increased its domestic market share of the chicken-QSR category to 26.0% compared to 23.7% last year.

•

The Popeyes system opened 47 restaurants, which included 24 domestic and 23 international restaurants, compared to 60 total openings in the same period last year. Net restaurant openings were 39, compared to 44 net restaurant openings in the same period last year.

•

As of the end of the third quarter in 2015, the Company operated and franchised 2,475 restaurants, compared to 2,315 at the end of the third quarter in 2014, representing net unit growth of 6.9% over the last twelve months.

•

Total revenues increased approximately 11.3% to $61.1 million in 2015, from $54.9 million in the prior year. The $6.2 million increase in revenues was primarily due to a $2.9 million increase in sales by Company-operated restaurants and a $3.4 million increase in franchise royalties. Sales by company-operated restaurants and franchise royalties were driven by positive same store sales increases and net unit growth.

•	Company-operated restaurant operating profit (“ROP”) was $4.9 million, or 19.3% of sales, compared to $4.4 million, or 19.6% of sales in 2014. Improved management of food, beverage and packaging was offset primarily by a $0.2 million out-of-period adjustment to rent expense resulting in a decrease in Company-operated restaurant operating profit margin in the third quarter 2015.

Exhibit 99.1

•	Through the first 40 weeks of fiscal 2015, Operating EBITDA was $65.9 million, or 33.0% of total revenue, compared to $57.9 million, or 32.4% of total revenue, last year, a 13.8% increase.

•	Through the first 40 weeks of fiscal 2015, free cash flow was $45.6 million, compared to $35.9 million in 2014.

•	The Company repurchased 339,573 shares of its common stock for approximately $19.0 million in the third quarter 2015.

•	The Board of Directors approved a $200 million dollar stock repurchase authorization to replace the current authorization.

•

During the second quarter of 2015, Popeyes domestic freestanding franchised restaurants recorded average restaurant operating profit margins before rent of 23.1% compared to 22.4% during the second quarter of 2014.

Fiscal 2015 Guidance

Based on performance through the third quarter 2015, the Company is making the following changes to our guidance for full-year fiscal 2015:

•	Same-store sales growth in the range of 5.0% to 5.5%, an increase from previous guidance in the range of 4.5% to 5.5%.
•	General and administrative expenses in the range of $84 to $86 million, which is approximately 2.8% of system-wide sales compared to previous guidance of 2.9% of system-wide sales.
•	Adjusted earnings per diluted share in the range of $1.86 to $1.91, compared to previous guidance of $1.85 to $1.90.
•	Share repurchases in the range of $55 to $65 million, compared to previous guidance of $50 to $60 million.

In addition, the Company reiterates the following guidance for full year fiscal 2015:

•	New restaurant openings of 200 to 225, including approximately 85 to 95 internationally. Net restaurant openings are expected to be in the range of 115 to 150, for a system growth rate of approximately 5%. During 2015, the Company expects to open 4 to 5 new Company-operated restaurants.
•	Capital expenditures for the year of $15 to $20 million, including approximately $12.5 million for Company-operated restaurant development and relocation.
•	An effective income tax rate of approximately 38%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 12, 2015, to review the results of the third quarter 2015. To access the Company’s webcast, go to www.plki.com, select “Investor Information” and then select “Popeyes Louisiana Kitchen, Inc. Third Quarter 2015 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call. Due to the intervening Veteran’s Day Holiday on November 11, 2015, the Company’s Q3 2015 filing on Form 10-Q will be available on the EDGAR web-site on Thursday morning November 12, 2015.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of October 4, 2015, Popeyes had 2,475 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 27 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	10/4/2015	12/28/2014
Current assets:

Cash and cash equivalents	$7.9	$8.4

Accounts and current notes receivable, net	8.8	8.6

Other current assets	5.5	7.4

Advertising cooperative assets, restricted	40.1	32.4

Total current assets	62.3	56.8

Long-term assets:

Property and equipment, net	98.3	95.7

Goodwill	11.1	11.1

Trademarks and other intangible assets, net	94.3	94.7

Other long-term assets, net	1.6	2.0

Total long-term assets	205.3	203.5

Total assets	$267.6	$260.3

Current liabilities:

Accounts payable	$5.8	$7.4

Other current liabilities	11.7	12.4

Current debt maturities	0.3	0.3

Advertising cooperative liabilities	40.1	32.4

Total current liabilities	57.9	52.5

Long-term liabilities:

Long-term debt	109.4	109.6

Deferred credits and other long-term liabilities	37.6	32.4

Total long-term liabilities	147.0	142.0

Commitments and contingencies

Shareholders’ equity:

Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—

Common stock ($.01 par value; 150,000,000 shares authorized; 22,648,070 and 23,143,609 shares issued and outstanding at October 4, 2015 and December 28, 2014, respectively)	0.2	0.2

Capital in excess of par value	9.3	46.4

Accumulated earnings	53.8	19.3

Accumulated other comprehensive loss	(0.6)	(0.1)

Total shareholders’ equity	62.7	65.8

Total liabilities and shareholders’ equity	$267.6	$260.3

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/4/2015	10/5/2014	10/4/2015	10/5/2014
Revenues:

Sales by Company-operated restaurants	$25.4	$22.5	$85.2	$74.2

Franchise royalties and fees	34.5	30.9	110.6	99.7

Rent from franchised restaurants	1.2	1.5	4.2	4.8

Total revenues	61.1	54.9	200.0	178.7

Expenses:

Restaurant food, beverages and packaging	8.2	7.5	27.6	24.4

Restaurant employee, occupancy and other expenses	12.3	10.6	40.3	35.2

General and administrative expenses	19.6	17.1	63.9	58.9

Occupancy expenses - franchise restaurants	0.7	0.7	2.3	2.3

Depreciation and amortization	2.3	2.1	7.5	6.7

Other expenses (income), net	0.1	0.2	(0.1)	1.7

Total expenses	43.2	38.2	141.5	129.2

Operating profit	17.9	16.7	58.5	49.5

Interest expense, net	0.9	0.8	2.8	2.4

Income before income taxes	17.0	15.9	55.7	47.1

Income tax expense	6.4	6.1	21.2	17.9

Net income	$10.6	$9.8	$34.5	$29.2

Earnings per common share, basic:	$0.47	$0.42	$1.51	$1.25

Earnings per common share, diluted:	$0.46	$0.42	$1.49	$1.23

Weighted-average shares outstanding:

Basic	22.6	23.2	22.8	23.4

Diluted	22.8	23.5	23.1	23.8

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	40 Weeks Ended
	10/4/2015	10/5/2014
Cash flows provided by (used in) operating activities:

Net income	$34.5	$29.2

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Depreciation and amortization	7.5	6.7

Net (gain) loss on sale and disposal of assets	(0.1)	0.1

Deferred income taxes	1.9	(0.1)

Non-cash interest expense, net	0.4	0.9

Provision for credit losses	0.1	—

Excess tax benefits from stock-based payment arrangements	(6.8)	(1.7)

Stock-based compensation expense	5.1	3.6

Change in operating assets and liabilities:

Accounts receivable	(0.2)	0.7

Other operating assets	8.8	7.9

Accounts payable and other operating liabilities	(3.0)	(1.3)

Net cash provided by operating activities	48.2	46.0

Cash flows provided by (used in) investing activities:

Capital expenditures	(11.2)	(19.4)

Purchase of recipes and formulas	—	(41.8)

Proceeds from dispositions of property and equipment	0.1	—

Net cash used in investing activities	(11.1)	(61.2)

Cash flows provided by (used in) financing activities:

Borrowings under 2013 credit facility	—	43.0

Share repurchases	(45.0)	(30.0)

Proceeds from exercise of employee stock options	1.0	1.5

Excess tax benefits from stock-based payment arrangements	6.8	1.7

Other financing activities, net	(0.4)	(0.4)

Net cash provided by (used in) financing activities	(37.6)	15.8

Net increase (decrease) in cash and cash equivalents	(0.5)	0.6

Cash and cash equivalents at beginning of year	8.4	9.6

Cash and cash equivalents at end of quarter	$7.9	$10.2

NEWS RELEASE

Popeyes Louisiana Kitchen, Inc.

Same-store sales and restaurant count

	12 Weeks Ended		40 Weeks Ended
	10/4/2015	10/5/2014	10/4/2015	10/5/2014
Same-store sales increase

Company-operated restaurants	(1.0)%	8.5%	0.6%	5.3%

Domestic franchised restaurants	5.9%	7.1%	7.2%	5.0%

Total domestic (Company-operated and franchised restaurants)	5.6%	7.2%	6.9%	5.0%

International franchised restaurants	9.1%	8.3%	6.5%	5.4%

Total global system	6.0%	7.3%	6.8%	5.1%

Company-operated restaurants (all domestic)

Restaurants at beginning of period	67	56	65	53

New restaurant openings	1	2	3	6

Permanent closings	—	—	—	(1)

Restaurants at end of quarter	68	58	68	58

Franchised restaurants (domestic)

Restaurants at beginning of period	1,842	1,745	1,805	1,716

New restaurant openings	23	30	68	65

Permanent closings	(2)	(8)	(13)	(19)

Temporary (closings)/re-openings, net	(6)	5	(3)	10

Restaurants at end of quarter	1,857	1,772	1,857	1,772

Franchised restaurants (international)

Restaurants at beginning of period	534	461	509	456

New restaurant openings	23	28	66	52

Permanent closings	(6)	(8)	(19)	(27)

Temporary (closings)/re-openings, net	(1)	4	(6)	4

Restaurants at end of quarter	550	485	550	485

Total restaurant count at end of quarter	2,475	2,315	2,475	2,315

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio are supplemental non-GAAP financial measures. The Company uses adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio, in addition to net income, operating profit and cash flows from operating activities to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted earnings per diluted share, operating EBITDA, Company-operated restaurant operating profit, free cash flow and consolidated total leverage ratio: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

i.

other expense (income), net, which included $0.1 million net loss on disposals of fixed assets for the twelve and forty weeks ended October 4, 2015, $0.2 million net loss on disposals for the forty weeks ended October 5, 2014, and $0.2 million and $0.1 million net gain on sales of assets for the 40 weeks ended October 4, 2015 and October 5, 2014, respectively.

ii.	$0.4 million in executive transition expenses in the forty weeks ended October 4, 2015 and $0.2 million and $1.6 million for the twelve and forty weeks ended October 5, 2014, respectively,

iii.	other income of $0.4 million for recoveries under the Deepwater Horizon Economic and Property Damages Settlement Program for the forty weeks ended October 4, 2015, and

iv.	the tax effect of these adjustments at the effective statutory rates.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for the twelve week and forty week periods ended October 4, 2015 and October 5, 2014, respectively, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its condensed consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure.

	12 Weeks Ended		40 Weeks Ended
(In millions, except per share data)	10/4/2015	10/5/2014	10/4/2015	10/5/2014
Net income	$10.6	$9.8	$34.5	$29.2
Other expense (income), net	0.1	0.2	(0.1)	1.7
Tax effect	—	(0.1)	0.1	(0.7)

Adjusted earnings	$10.7	$9.9	$34.5	$30.2

Adjusted earnings per diluted share	$0.47	$0.42	$1.49	$1.27

Weighted average diluted shares outstanding	22.8	23.5	23.1	23.8

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines operating EBITDA as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net. The following table reconciles on a historical basis for the forty weeks ended October 4, 2015 and October 5, 2014, the Company’s operating EBITDA on a consolidated basis to the line on its condensed consolidated statements of operations entitled net income, which the Company believes is the most directly comparable GAAP measure. Operating EBITDA margin is defined as operating EBITDA divided by total revenues.

	40 Weeks Ended
(Dollars in millions)	10/4/2015	10/5/2014

Net income	$34.5	$29.2

Interest expense, net	2.8	2.4

Income tax expense	21.2	17.9

Depreciation and amortization	7.5	6.7

Other expenses (income), net	(0.1)	1.7

Operating EBITDA	$65.9	$57.9

Total revenues	$200.0	$178.7

Operating EBITDA margin	33.0%	32.4%

Company-operated restaurant operating profit: Calculation and Definition

The Company defines Company-operated restaurant operating profit as sales by Company-operated restaurants minus restaurant food, beverages and packaging minus restaurant employee, occupancy and other expenses. The following table reconciles on a historical basis for the twelve and forty week periods ended October 4, 2015 and October 5, 2014, respectively, company-operated restaurant operating profit to the line item on its condensed consolidated statement of operations entitled sales by company-operated restaurants, which the Company believes is the most directly comparable GAAP measure. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by sales by Company-operated restaurants.

	12 Weeks Ended		40 Weeks Ended
(Dollars in millions)	10/4/2015	10/5/2014	10/4/2015	10/5/2014
Sales by Company-operated restaurants	$25.4	$22.5	$85.2	$74.2
Restaurant food, beverages and packaging	8.2	7.5	27.6	24.4
Restaurant employee, occupancy and other expenses	12.3	10.6	40.3	35.2

Company-operated restaurant operating profit	$4.9	$4.4	$17.3	$14.6

Company-operated restaurant operating profit margin	19.3%	19.6%	20.3%	19.7%

NEWS RELEASE

Free cash flow: Calculation and Definition

The Company defines free cash flow as net income plus depreciation and amortization plus stock-based compensation expense, minus maintenance capital expenditures which includes: for the forty weeks ended October 4, 2015, $0.8 million of information technology and other corporate assets, and $0.7 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for the forty weeks ended October 5, 2014, $0.6 million in Company-operated restaurant reimaging, $2.0 million of information technology and other corporate assets, and $1.0 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities.

The following table reconciles on a historical basis for the forty week periods ended October 4, 2015 and October 5, 2014, respectively, the Company’s free cash flow on a consolidated basis to the line on its consolidated statements of operations entitled net income, which the Company believes is the most directly comparable GAAP measure.

	40 Weeks Ended
(Dollars in millions)	10/4/2015	10/5/2014
Net income	$34.5	$29.2
Depreciation and amortization	7.5	6.7
Stock-based compensation expense	5.1	3.6
Maintenance capital expenditures	(1.5)	(3.6)

Free cash flow	$45.6	$35.9

NEWS RELEASE

Consolidated Total Leverage Ratio: Calculation and Definition

The Company uses Consolidated Total Leverage Ratio (“total leverage ratio”) to measure compliance with its covenants and borrowing capacity under its 2013 Credit Facility. The Company also believes that its total leverage ratio is a helpful measure for investors to assess its overall debt leverage which affects its ability to refinance its long-term debt as it matures, the cost of existing debt, the capacity to incur additional debt to invest in its strategic initiatives, and the ability to repurchase and retire its common shares.

The Company calculates Consolidated Total Leverage Ratio, in accordance with its 2013 Credit Facility, as the ratio of Consolidated Total Indebtedness divided by Consolidated EBITDA. Consolidated Total Indebtedness is generally defined under the 2013 Credit Facility as total indebtedness reflected on our balance sheet plus outstanding letters of credit. Consolidated EBITDA is defined in the 2013 Credit Facility as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and stock-based compensation expense for the four immediately preceding fiscal quarters.

Set forth below is the calculation of Consolidated Total Leverage Ratio as of October 4, 2015 and December 28, 2014 and the reconciliations of Consolidated Total Indebtedness and Consolidated EBITDA to their most comparable GAAP measures: current debt maturities and long-term debt, for Consolidated Indebtedness, and net income, for Consolidated EBITDA.

	52 Weeks Ended
(Dollars in millions)	10/4/2015	12/28/2014

Current debt maturities	$0.3	$0.3

Long-term debt	109.4	109.6

Total indebtedness	109.7	109.9

Outstanding letters of credit	0.1	0.1

Consolidated Total Indebtedness	$109.8	$110.0

Net income	$43.3	$38.0

Interest expense, net	3.4	3.0

Income tax expense	27.1	23.8

Depreciation and amortization	9.5	8.7

Other expenses (income), net	(0.6)	1.2

Stock-based compensation expense	6.8	5.3

Consolidated EBITDA	$89.5	$80.0

Consolidated Total Leverage Ratio	1.2	1.4

Forward Looking Statements:

This Press Release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2015 and beyond, expectations regarding future growth and commodity costs, expectations regarding restaurant reimaging, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2015 and long-term performance, including projections regarding general and administrative expenses, capital expenditures, and adjusted earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, our ability to protect our information systems against cyber attacks or information security breaches, our ability to protect individually identifiable data of our customers, franchisees and employees, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2013 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in

NEWS RELEASE

our 2013 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2014 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which details are incorporated herein by reference. Therefore, you should not place undue reliance on any forward-looking statements.

PLKI Contact Information

Investor inquiries:

Grady Walker, Treasurer and Director of Investor Relations

(404) 459-4584 or investor.relations@popeyes.com

OR

Media inquiries:

Jennifer Webb, SVP-Operations, Coltrin & Associates, Inc.

(212) 221-1616 or jennifer_webb@coltrin.com